Exhibit 10.35

2010 Short Term Incentive Plan (STIP)

February 2010

Internap Network Services Corporation (the “Corporation”)
2010 Short Term Incentive Plan (the “2010 Plan”)

The purpose of the 2010 Plan is to:

●	Align participants’ actions with the accomplishment of key operational goals;
●	Encourage and reward individuals for the achievement of specific personal and/or business unit objectives in support of the Corporation’s key annual objectives; and
●	Maintain a competitive range of incentive compensation opportunities.

The 2010 Plan supersedes and cancels all previous stand-alone short-term incentive plans but does not supersede the Corporation’s Employment Security Plan or any terms thereof.  It takes effect on January 1, 2010 and will expire on December 31, 2010.

Participation

Participation in the 2010 Plan for Section 16 Officers is at the discretion of the Compensation Committee of the Board of Directors.  Participation in the 2010 Plan for all other employees is at the discretion and invitation of the President and Chief Executive Officer.  Employees participating in the 2010 Sales Incentive Plan for Commissionable Sales Professionals are not eligible to participate in the 2010 Plan.

Employees joining the Company after January 1, 2010 may be eligible to receive a pro-rated bonus based on service date and performance.

Key Terms and Definitions

Base Salary is defined as annualized base salary in effect on December 31, 2010, excluding any bonuses, incentives, or allowances.

Bonus Elements are defined as the corporate and personal/business unit objectives which comprise the individualized targets for the exempt, eligible positions.  The corporate components are revenue and EBITDA.  The personal/business unit objectives are individualized for each participant.

Participation Levels and Split between Corporate and Personal/Business Unit Objectives differ by Participation Level and specific role within each Participation Level.

The table below identifies the target incentives as a percentage of base salary and the split between corporate and personal/business unit objectives.

STI Participation Level	Target Incentive (% Base Salary)	Corporate Objectives (% Target Incentive)	Personal/BU Objectives (% Target Incentive)
Section 16 Officer	Up to 100%	70	30
Vice Presidents	Up to 50%,	70	30
Directors and below	Up to 25%	50	50
Non-exempt	Up to 10%	Discretionary	Discretionary

Form of Awards

All awards granted pursuant to this 2010 Plan shall be paid in cash (local currency).

The Compensation Committee retains the discretion to determine payment relative to corporate objectives for all participants and the personal/business unit objectives established for participants at the Vice President level and above, after consideration of any recommendation by the Chief Executive Officer.  The Compensation Committee recommends to the full Board of Directors, for their approval, any changes to the compensation of the President and Chief Executive Officer.

Payment of the personal/business unit component for participating exempt employees below the Vice President level is based on management’s assessment of the level of achievement relative to their specific, measurable, pre-defined objectives.

Payment of a personal/business unit component for participating non-exempt employees is based on management’s discretionary evaluation of individual performance.

Timing of Payment

If the Compensation Committee determines to pay an award, the Corporation will make any such payment not later than March 15, 2011.

Recoupment of Payment

If the Compensation Committee determines that any Plan participant has engaged in fraud or intentional misconduct that has caused a restatement of the Corporation’s financial statements, the Compensation Committee will review the STIP payment received by that participant on the basis of the Corporation’s performance during the periods affected by the restatement.  If the STIP payment would have been lower if it had been based on the restated results, the Compensation Committee may seek recoupment of the STIP payment.

Termination of Employment

If a participant is no longer an employee, for whatever reason, on the date awards from the 2010 Plan are paid, the participant shall forfeit all rights to any payments under the 2010 Plan.  Awards from the Plan are not earned until they are paid.

If an employee’s termination is due to either death or disability, the Committee may, at its discretion, determine whether any payment will be made to the participant under the 2010 Plan.  If the Compensation Committee determines to pay an award, the Corporation will make any such payment not later than March 15th, 2011.

In no event will payments under this Plan be either postponed or accelerated in the event of termination of employment.

Plan Termination

The Compensation Committee may amend, modify, terminate or suspend operation of the 2010 Plan at any time.  Notice of any such changes will be communicated to Plan participants.  In no event, however, will payments under this Plan be either postponed or accelerated in the event of a Plan termination.

Administration

The Human Resources department shall administer the 2010 Plan.

Disputes

All disputes associated with interpretation of the 2010 Plan or payments hereunder shall be submitted to the Vice President of Human Resources for resolution.

NOTHING IN THIS 2010 PLAN SHALL ACT AS A GUARANTEE OR CONTRACT OF EMPLOYMENT OR CONTINUED PARTICIPATION IN THE 2011 PLAN, NOR SHALL IT ACT AS A GUARANTEE OF PAYMENT UNDER THE PLAN.